Exhibit 99.1

Fred’s Inc. Reports Third Quarter 2017 Results

Accelerating strategic turnaround; focused on driving traffic, reducing SG&A, generating free cash flow and lowering debt

MEMPHIS, Tenn.--(BUSINESS WIRE)--December 6, 2017--Fred’s Inc. (“Fred’s” or “Company”) (NASDAQ:FRED) today reported financial results for the third quarter and nine months ended October 28, 2017.

For the third quarter ended October 28, 2017, Fred’s recorded a net loss of approximately $51.8 million or $1.38 per share, which included the following charges totaling $45.0 million, or $0.96 per share after tax:

  $20.1 million or $0.53 per share for a valuation allowance against the Company's deferred tax asset resulting from the pretax loss recorded during the third quarter;
  $17.1 million or $0.30 per share after tax for a write down of unproductive inventory;
  $5.2 million or $0.09 per share after tax for professional and legal advisory fees incurred in connection with the development and implementation of the Company's turnaround strategy; and
  $2.6 million or $0.04 per share after tax for asset impairment for the sale of corporate airplane.

Fred’s third quarter loss compares to a net loss of $38.4 million or $1.05 per share for the third quarter of 2016.

Commenting on today’s results, Michael K. Bloom, Chief Executive Officer, said, “We recognize that our EPS results are below expectations; however, the management team, working closely with the Board of Directors, is taking the actions necessary to ensure Fred’s achieves profitability and growth over the long-term. Our third quarter EPS and EBITDA, excluding non-operating charges, was negatively impacted by a more aggressive inventory reduction and timing of shipments for higher margin seasonal merchandise, which led to inventory levels nearly $50 million below the prior year, as well as investments in our overall pricing strategy to ensure we remain competitive in the market. While these initiatives impacted our gross margins, our cash flow plan remains on track as we streamline our business for the benefit of the Company’s long-term success.”

Mr. Bloom continued, “In the third quarter, we furthered our efforts to turn around the Company, and we are encouraged by our positive front store comp sales in both October and November. We are focused on driving traffic, reducing SG&A, generating free cash flow and lowering our debt. We are aggressively executing our turnaround strategy to accomplish these goals, and we are seeing traction in both front store and pharmacy. We have witnessed a complete turnaround in our tobacco business, significantly enhanced cosmetics and successfully rolled out beer to approximately 150 stores and wine to approximately 50 stores. We have also kicked off a reduced price endcap test, which is showing promising results, and we intend to roll it out to all stores. We are not yet at the point of presenting positive quarterly comp sales and traffic improvement; however, we are improving month-by-month as our initiatives are yielding results. We recognize that there is more work to be done, but we are encouraged by the traction our initiatives are gaining and look forward to capitalizing on that momentum in the coming quarters.”

Third Quarter 2017

Net sales for the third quarter were $493.6 million, down 4.5% from $516.6 million in the same period last year mainly driven by the closure or 39 underperforming stores earlier in 2017. Comparable store sales for the third quarter declined 0.8% versus a decrease of 3.8% in the third quarter last year. Comparable store sales in the third quarter of 2017 included a negative 36 BPS impact as a result of the sale of low productive discontinued inventory versus the third quarter of 2016.

Gross profit for the third quarter of 2017 decreased to $94.6 million from $111.2 million in the prior-year period, primarily explained by a decrease in sales resulting from the closure of 39 underperforming stores and an increase in the promotional activity to drive traffic and decrease inventory balances. Gross margin for the quarter decreased 230 basis points to 19.2% from 21.5% in the same quarter last year, reflecting the contribution of incremental sales of low margin specialty drugs and tobacco products, and a shift in timing of shipments to our stores of high margin seasonal items.

Fred’s recorded a LIFO reserve increase of $1.5 million in the third quarter of 2017 compared with an increase of $2.1 million in the same quarter last year.

Selling, general and administrative (“SG&A”) expenses for the quarter, including depreciation and amortization, decreased to $144.4 million or 29.3% of sales from $155.3 million or 30.0% of sales in the prior-year quarter. The decrease in expenses was primarily driven by our increased focus on expense controls, the closure of 39 underperforming stores in early 2017, and the change in asset impairments recorded in the third quarter of 2017 versus the third quarter of 2016.

For the third quarter of 2017, operating loss, which is equivalent to earnings before interest and taxes, or EBIT, a non-GAAP financial measure, was a loss of $49.8 million compared with operating loss of $44.1 million in the same quarter last year.

In the third quarter of 2017, EBITDA, a non-GAAP financial measure that further excludes depreciation and amortization from EBIT, was a loss of $38.8 million. Third quarter EBITDA included charges totaling $24.9 million, including:

  $17.1 million or $0.30 per share after tax for the write down of unproductive inventory;
  $5.2 million or $0.09 per share after tax for professional and legal advisory fees incurred in connection with the development and implementation of the Company's turnaround strategy; and
  $2.6 million or $0.04 per share after tax for asset impairment for the sale of corporate airplane.

First Nine Months Ended October 28, 2017

For the first nine months ended October 28, 2017, Fred’s recorded a net loss of approximately $117.8 million or $3.14 per share, which included the following charges totaling $120.0 million, or $2.51 per share after tax:

  $45.9 million or $1.23 per share after tax for a valuation allowance against the Company's deferred tax asset resulting from the pretax loss created primarily by the following charges in the first nine months of 2017;
  $37.3 million or $0.64 per share after tax for bank fees, financing termination fees, other professional and legal advisory fees incurred in connection with the proposed acquisition of Rite Aid stores and the development and implementation of the Company's turnaround strategy;
  $17.1 million or $0.30 per share after tax for a write down of unproductive inventory;
  $16.3 million or $0.28 per share after tax for lease liability impairment, asset impairments and other expenses pertaining to the closure of 39 underperforming stores and the planned closure of 13 stores and certain pharmacy departments, as part of Fred’s ongoing asset management of its overall chain;
  $2.6 million or $0.05 per share after tax for asset impairment for the sale of corporate airplane; and
  $0.8 million or $0.01 per share after tax for other non-recurring charges.

Fred’s loss for the first nine months ended October 28, 2017 compares to a net loss of $44.1 million or $1.20 per share for the first nine months of 2016.

Net sales for the first nine months were $1.534 billion, down 3.9% from $1.596 billion in the same period last year mainly driven by the closure or 39 underperforming stores earlier in 2017. Comparable store sales for the first nine months declined 0.8% versus a decrease of 1.7% in the first nine months last year. Comparable store sales in the first nine months of 2017 included a negative 87 BPS impact as a result of the sale of low productive discontinued inventory versus the same period in 2016.

Gross profit for the first nine months decreased to $353.5 million from $380.7 million in the prior-year period, primarily explained by a decrease in sales resulting from the closure of 39 underperforming stores and an increase in promotional activity to drive traffic and decrease inventory balances. Gross margin for the first nine months decreased 80 basis points to 23.1% from 23.9% in the same period last year, reflecting the contribution of incremental sales of low margin specialty drugs and tobacco products, and a shift in timing of shipments to our stores of high margin seasonal items.

Fred’s recorded a LIFO reserve increase of $0.3 million in the first nine months of 2017 compared with an increase of $3.2 million in the same period last year.

SG&A expenses, including depreciation and amortization, increased to $465.6 million or 30.4% of sales from $433.2 million or 27.2% of sales in the prior-year period. The increase in expenses was primarily driven by professional, bank and legal advisory fees recorded in 2017 in connection with the proposed acquisition or Rite Aid stores and the development and implementation of the Company's turnaround strategy; offset somewhat by our increased focus on expense controls and the closure of 39 underperforming stores in early 2017.

For the first nine months of 2017, operating loss, which is equivalent to earnings before interest and taxes, or EBIT, a non-GAAP financial measure, was a loss of $112.0 million compared with operating loss of $52.5 million in the same period last year.

In the first nine months of 2017, EBITDA, a non-GAAP financial measure that further excludes depreciation and amortization from EBIT, was a loss of $78.1 million. EBITDA included charges totaling $73.9 million, including:

  $37.3 million or $0.64 per share after tax for bank fees, financing termination fees, prior period deferred expenses recognized in the current quarter for certain contract terminations and amendments, and other professional and legal advisory fees incurred in connection with the proposed acquisition of Rite Aid stores; the development and implementation of the Company's turnaround strategy; and other professional and legal advisory fees;
  $17.1 million or $0.30 per share after tax for the write down of unproductive inventory;
  $16.1 million or $0.28 per share after tax for asset impairments and other expenses pertaining to the closure of 39 underperforming stores and the planned closure of 13 stores and certain pharmacy departments, as part of Fred’s ongoing asset management of its overall chain;
  $2.6 million or $0.05 per share after tax for asset impairment for the sale of corporate airplane, and
  $0.8 million or $0.01 per share after tax for other non-recurring charges.

In a separate press release issued today, the Company announced the cancelation of its dividend, an update to its share repurchase program and a review of alternatives for certain non-core assets. The Board of Directors determined to cancel the quarterly cash dividend in order to retain free cash flow for debt reduction, share repurchases and other general corporate purposes.

Webcast Information

A public, listen-only simulcast and replay of Fred’s third quarter 2017 conference call may be accessed at the Company’s web site. The simulcast will begin at 8:00 a.m. Eastern Time today; a replay of the call will be available beginning two hours after the conclusion of the live call and will remain available through January 4, 2018.

Non-GAAP Financial Measures

The Company's management believes that the disclosure of operating income (EBIT) and EBITDA provides useful information to investors because the measures present an alternative and more relevant method for measuring the Company's results of operations and financial condition, and, when viewed together with the Company's GAAP results and the accompanying reconciliations, provides a more complete understanding of the factors and trends affecting the Company than the GAAP results alone. Additionally, EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies. These groups use EBITDA, along with other measures, to estimate the value of a company and to compare the operating performance of a company to others in its industry. A reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measure appears in the financial tables attached to this news release.

About Fred’s Inc.

Tracing its history back to an original store in Coldwater, Mississippi, opened in 1947, today Fred’s, Inc. operates approximately 600 general merchandise and pharmacy stores, including 13 franchised locations, and three specialty pharmacy-only locations. With unique store formats and strategies that combine the best elements of a value-focused retailer with a healthcare-focused drug store, Fred’s stores offer frequently purchased items that address the everyday needs of its customers. This includes nationally recognized brands, proprietary Fred’s label products, and a full range of value-priced selections.

For more information about the Company, visit Fred’s website at www.fredsinc.com.

Forward Looking Statements

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as “outlook,” “guidance,” “may,” “should,” “could,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “committed,” “continue,” or “will likely result” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to (i) the competitive nature of the industries in which we operate; (ii) the implementation of our strategic plan, and its impact on our sales, costs and operations; (iii) utilizing our existing and new stores and increasing our pharmacy department presence in new and existing stores; (iv) our reliance on a single supplier of pharmaceutical products; (v) our pharmaceutical drug pricing; (vi) reimbursement rates and the terms of our agreements with pharmacy benefit management companies; (vii) our private brands; (viii) the seasonality of our business and the impact of adverse weather conditions; (ix) operational difficulties; (x) merchandise supply and pricing; (xi) consumer demand and product mix; (xii) delayed openings and operating new stores and distribution facilities; (xiii) our employees; (xiv) risks relating to payment processing; (xv) our computer system, and the processes supported by our information technology infrastructure; (xvi) our ability to protect the personal information of our customers and employees; (xvii) cyber-attacks; (xviii) changes in governmental regulations; (xix) the outcome of legal proceedings, including claims of product liability; (xx) insurance costs; (xxi) tax assessments and unclaimed property audits; (xxii) current economic conditions; (xxiii) changes in third-party reimbursements; (xxiv) the terms of our existing and future indebtedness; (xxv) our acquisitions and the ability to effectively integrate businesses that we acquire; (xxvi) our ability to pay dividends; and the factors listed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC.
Reconciliation of Unaudited Net Loss to EBITDA
A Non-GAAP Financial Measure
(In thousands)

	13 Weeks Ended October 28, 2017	13 Weeks Ended October 29, 2016	39 Weeks Ended October 28, 2017	39 Weeks Ended October 29, 2016
Net loss	$(51,815)	$(38,393)	$(117,793)	$(44,065)
Interest expense	1,647	560	4,371	1,685
Income tax provision / (benefit)	415	(6,229)	1,394	(10,162)
Operating loss / EBIT	(49,753)	(44,062)	(112,028)	(52,542)
Depreciation and amortization	10,970	12,002	33,892	35,326
EBITDA	$(38,783)	$(32,060)	$(78,136)	$(17,216)

FRED'S, INC.
Unaudited Financial Highlights
(In thousands, except per share amounts)

	13 Weeks Ended October 28, 2017	13 Weeks Ended October 29, 2016
Net sales	$493,585	$516,645
Operating loss	(49,753)	(44,062)
Net loss	(51,815)	(38,393)
Net loss per share, basic and diluted	$(1.38)	$(1.05)
Average shares outstanding:
Basic	37,626	36,810
Diluted	37,626	36,810

	39 Weeks Ended October 28, 2017	39 Weeks Ended October 29, 2016

Net sales	$1,533,742	$1,595,696
Operating loss	(112,028)	(52,542)
Net loss	(117,793)	(44,065)
Net loss per share, basic and diluted	$(3.14)	$(1.20)
Average shares outstanding:
Basic	37,481	36,768
Diluted	37,481	36,768

FRED'S, INC.
Unaudited Fiscal 2017 Third Quarter Results
(In thousands, except per share amounts)

	13 Weeks Ended October 28, 2017	% of Total	13 Weeks Ended October 29, 2016	% of Total
Net sales	$493,585	100.0%	$516,645	100.0%
Cost of goods sold	398,967	80.8%	405,439	78.5%
Gross profit	94,618	19.2%	111,206	21.5%
Depreciation & amortization	10,970	2.2%	12,002	2.3%
Selling, general and administrative expenses	133,401	27.1%	143,266	27.7%
Operating loss	(49,753)	(10.1)%	(44,062)	(8.5)%
Interest expense, net	1,647	0.3%	560	0.1%
Loss before income taxes	(51,400)	(10.4)%	(44,622)	(8.6)%
Income tax provision (benefit)	415	0.1%	(6,229)	(1.2)%
Net loss	$(51,815)	(10.5)%	$(38,393)	(7.4)%
Net loss per share, basic and diluted	$(1.38)		$(1.05)
Weighted average shares outstanding:
Basic	37,626		36,810
Diluted	37,626		36,810

	39 Weeks Ended October 28, 2017	% of Total	39 Weeks Ended October 29, 2016	% of Total
Net sales	$1,533,742	100.0%	$1,595,696	100.0%
Cost of goods sold	1,180,213	76.9%	1,215,030	76.1%
Gross profit	353,529	23.1%	380,666	23.9%
Depreciation & amortization	33,892	2.2%	35,326	2.2%
Selling, general and administrative expenses	431,665	28.2%	397,882	25.0%
Operating loss	(112,028)	(7.3)%	(52,542)	(3.3)%
Interest expense, net	4,371	0.3%	1,685	0.1%
Loss before income taxes	(116,399)	(7.6)%	(54,227)	(3.4)%
Income tax provision (benefit)	1,394	0.1%	(10,162)	(0.6)%
Net loss	$(117,793)	(7.7)%	$(44,065)	(2.8)%
Net loss per share, basic and diluted	$(3.14)		$(1.20)
Weighted average shares outstanding:
Basic	37,481		36,768
Diluted	37,481		36,768

FRED'S, INC.
Unaudited Balance Sheet
(In thousands)

	October 28, 2017	October 29, 2016
ASSETS:
Cash and cash equivalents	$5,113	$5,692
Inventories	317,220	366,575
Receivables	56,922	52,740
Other non-trade receivables	30,597	36,959
Prepaid expenses and other current assets	10,898	12,634
Total current assets	420,750	474,600
Property and equipment, net	121,324	133,360
Goodwill	41,490	41,490
Other intangible assets, net	69,972	90,377
Other non-current assets	999	1,050
Total assets	$654,535	$740,877

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$152,943	$214,818
Current portion of indebtedness	63	59
Accrued expenses and other	83,897	71,071
Total current liabilities	236,903	285,948
Long-term portion of indebtedness	168,196	77,234
Deferred income taxes	3,261	-
Other non-current liabilities	27,873	21,797
Total liabilities	436,233	384,979
Shareholders' equity	218,302	355,898
Total liabilities and shareholders' equity	$654,535	$740,877

CONTACT:
Fred’s Inc.
Jason Jenne, 901-238-2787
Executive Vice President, Chief Financial Officer and Secretary
or
Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / Dan Moore, 212-355-4449